EXHIBIT 99.1

ConnectOne Bancorp, Inc. and The First of Long Island Corporation Announce Receipt of FDIC Approval for Merger

ENGLEWOOD CLIFFS, N.J. and MELVILLE, N.Y., May 06, 2025 (GLOBE NEWSWIRE) -- ConnectOne Bancorp, Inc. (Nasdaq: CNOB) (the “Company” or “ConnectOne”), parent company of ConnectOne Bank (the “Bank”), and The First of Long Island Corporation (Nasdaq: FLIC) (“First of Long Island”), parent company of The First National Bank of Long Island, today announced they have received the approval of the Federal Deposit Insurance Corporation to proceed with the previously announced merger of ConnectOne and First of Long Island.

Closing of the transaction is expected to occur on or about June 1, 2025, pending approvals or waivers from the New Jersey Department of Banking and Insurance and the Federal Reserve Bank of New York.

“We are pleased to have received FDIC approval to combine two highly complementary, client focused banks,” said Frank Sorrentino III, Chairman and Chief Executive Officer of ConnectOne. “By leveraging ConnectOne’s commercial expertise and modern infrastructure, we are well-positioned to serve First of Long Island’s distinguished client base. We look forward to unlocking new opportunities for our clients, employees, and stakeholders.”

“I’m excited to move ahead with our proposed merger with ConnectOne,” commented Chris Becker, CEO of The First National Bank of Long Island. He added, “Following months of strategic and collaborative planning, our teams are ready to execute a seamless integration. I am thrilled to partner with an organization that values client service in the same way we do, and I look forward to ensuring a smooth transition for our clients.”

Upon completion of the transaction, the combined company will operate under the ConnectOne brand, and will have approximately $14 billion in total assets, $11 billion in total deposits, and $11 billion in total loans. The combination will establish ConnectOne as one of the top 5 community banks on Long Island, in terms of deposit market share.

About ConnectOne Bancorp, Inc.

ConnectOne Bancorp, Inc., is a modern financial services company that operates, through its subsidiary, ConnectOne Bank, and the Bank’s fintech subsidiary, BoeFly, Inc. ConnectOne Bank is a high-performing commercial bank offering a full suite of banking & lending products and services that focus on small to middle-market businesses. BoeFly, Inc. is a fintech marketplace that connects borrowers in the franchise space with funding solutions through a network of partner banks. ConnectOne Bancorp, Inc. is traded on the Nasdaq Global Market under the trading symbol "CNOB," and information about ConnectOne may be found at https://www.connectonebank.com.

About The First of Long Island Corporation

The First of Long Island Corporation (Nasdaq: FLIC) is the parent company of The First National Bank of Long Island, a local bank founded in 1927 in Glen Head, New York. Through its branch network branded as First National Bank LI, the Bank focuses on business and consumer needs on Long Island and in New York City. The Bank offers a broad set of lending, deposit, investment, and digital products. First National Bank LI is known for its culture of delivering extraordinary service and a “Customer First” banking experience to small and middle market businesses, professional service firms, not-for-profits, municipalities and consumers. For more information about the Bank and Corporation visit fnbli.com.

Forward-Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. The following factors, among others, could cause actual results to differ materially from the anticipated results expressed in the forward-looking statements: failure to consummate the merger for any reason, including the failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company) or failure to satisfy any of the other closing conditions in a timely basis or at all; the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement; the outcome of any legal proceedings that may be instituted against ConnectOne or FLIC; and potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in ConnectOne’s and FLIC’s reports (such as the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s Internet website (www.sec.gov). Except as required by law, ConnectOne and FLIC do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statement is made.

ConnectOne Investor Contact:
William S. Burns
Senior Executive VP & CFO
201.816.4474; bburns@cnob.com

First of Long Island Investor Contact:
Janet T. Verneuille
Senior Executive VP & CFO
516.671.4900 Ext 7462; janet.verneuille@fnbli.com

Media Contact:
Shannan Weeks
MikeWorldWide
732.299.7890; sweeks@mww.com